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Main Place Real Estate Investment Trust	        					               Exhibit 12
Ratio of Earnings to Fixed Charges
(Dollars in Thousands)
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		                                          Year        		Year 		      Year
                                          		Ended		       Ended		      Ended
                                         December 31,  December 31, December 31,
                                           		1997 		       1996 		      1995
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
Income before taxes....................  $ 1,293,866    $ 216,709    $  48,070

Fixed charges:
     Interest expense .................	     595,818      255,318      145,822
     Amortization of debt discount and
       appropriate issuance costs......		      3,713        2,856          983
                                         -------------------------------------
        Total fixed charges............		    599,531      258,174      146,805

Earnings before fixed charges..........		$ 1,893,397    $ 474,883    $ 194,875
																																         =====================================
Fixed charges..........................		$   599,531    $ 258,174    $ 146,805
																																         =====================================
Ratio of Earnings to Fixed Charges.....		       3.16 		      1.84 		      1.33
																																         =====================================
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